Exhibit 99.1

PRESS RELEASE

Industrial Services of America, Inc. Reports First Quarter Results

-- First quarter net income of $793,080

-- First quarter EPS of $0.22 per diluted share

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced un-audited financial results for the first quarter ending March 31, 2007.  Financial results for the first quarter ending March 31, 2007 as previously reported in preliminary press release dated April 25, 2007 have not changed.   A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html

Financial Highlights:

-- Total revenues for the first quarter of 2007 were $17.9 million compared with total revenues for the first quarter of 2006 of $14.5 million.

-- Income before income taxes for the first quarter of 2007 was $1,301,768 compared to $694,211 for the first quarter of 2006.

-- Net income for the first quarter of 2007 was $793,080 (basic and diluted earnings of 22 cents per share) compared with net income of $416,526 (basic and diluted earnings of 12 cents per share) for the first quarter of 2006.

-- EBITDA for the first quarter of 2007 was $1,800,722 compared with EBITDA of $1,152,894 for the first quarter of 2006.

Industrial Services of America, Inc. Management's Comments

With the release of our earnings for the first quarter of 2007, we are pleased to announce that we have now recorded sixteen consecutive profitable quarters.  This sustained profitability continues to place us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions.  Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for our stockholders.

Net income increased $376,554 or 90% to $793,080 for the first quarter of 2007 compared to $416,526 for the same period in 2006.  Nonferrous commodity markets are up and our outlook for the industry for the second quarter of 2007 remains positive.

Our ISA Recycling segment continues to flourish as recycling revenues increased $3,428,287 or 34% to $13,531,586 for the first quarter of 2007 compared to $10,103,299 for the same period in 2006.    Operating levels and shipments for the first quarter of 2007 were up 9% compared to the first quarter in 2006.

ISA Chairman and Chief Executive Officer Harry Kletter said "The Company is moving forward on the addition of satellite facilities to operate recycling operations in other regional areas and expansion of its present facilities."

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide.  Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2007 AND 2006

(UNAUDITED)

	2007	2006

Revenue from services	$ 3,844,227	$ 3,944,919
Revenue from product sales	14,060,522	10,539,101
Total Revenue	17,904,749	14,484,020

Cost of goods sold for services	3,452,143	3,349,481
Cost of goods sold for product sales	11,754,347	8,945,993
Reduction of cost of goods sold	35,278	150,000
Total Cost of goods sold	15,241,768	12,445,474

Selling, general and administrative expenses	1,364,007	1,349,853

Income before other income (expense)	1,298,974	688,693

Other income (expense)
Interest expense	(42,457)	(27,385)
Interest income	28,973	28,222
Loss on sale of assets	(5,775)	(2,281)
Other income (expense), net	22,053	6,962
	2,794	5,518

Income before income taxes	1,301,768	694,211

Income tax provision	508,688	277,685

Net income	$ 793,080	$ 416,526

Basic earnings per share	$ 0.22	$ 0.12

Diluted earnings per share	$ 0.22	$ 0.12

Weighted shares outstanding:
Basic	3,640,899	3,560,899

Diluted	3,640,899	3,574,328

Industrial Services of America, Inc.

Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending March 31,
	2007	2006
Net Income	793,080	416,526
Interest expense	42,457	27,385
Income taxes	508,688	277,685
Depreciation	456,497	431,298
Amortization	-	-
EBITDA (1)	1,800,722	1,152,894

(1)  EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company.  Additionally, years of service for fixed assets and amortizable assets are based on company judgment.  Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/